SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: (Date of earliest event reported) February 18, 2004

DOBSON COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

OKLAHOMA	000-29225	73-1513309
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

14201 Wireless Way
	Oklahoma City, Oklahoma	73134
	(Address of principal executive offices)	(Zip Code)

(405) 529-8500
(Registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure
Item 7. Financial Statements and Exhibits
Item 12. Results of Operation and Financial Condition.
SIGNATURE
Exhibit Index
Power Point Presentation
Press Release
Press Release
Press Release

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Required FD Disclosure

(a) Dobson Communications Corporation (“Dobson”) will hold its 2004 Investors’ Conference at The Waldorf-Astoria in New York City, beginning at 8:30 a.m. ET on Wednesday, February 18, 2004. Investors will also be able to listen by phone or via web-cast on Dobson’s web site at www.dobson.net. The PowerPoint presentation for the Investors Conference is attached hereto as Exhibit 99.1, and is also available on Dobson’s web site.

At the meeting, the Company expects to reduce significantly its EBITDA guidance for 2004, based on updated, reduced estimates of roaming revenue in 2004 and additional data on revenue and expenses. The Company also intends to review fourth quarter 2003 results and to provide a general overview of expectations for 2005 and beyond.

(b) Dobson announced the completion of the exchange of Dobson’s ownership in its Maryland Rural Service Area 2 to Cingular Wireless, a joint venture of SBC Communications (NYSE: SBC) and BellSouth (NYSE: BLS) in exchange for Cingular’s ownership in Michigan RSA 5. As part of the transaction, Cingular paid Dobson $22.0 million and transferred to Dobson its one-percent ownership interests in Texas RSA 2 and Oklahoma RSAs 5 and 7. Dobson is the majority owner of these three markets. Maryland RSA 2 covers a population of approximately 471,700, including the cities of Ocean City, Salisbury, Easton and Cambridge. Michigan RSA 5 property covers a population of 169,400, including the cities of Cadillac, Manistee, and Ludington, and is contiguous to Dobson’s MI RSA 3 property. Dobson has also announced its intention to acquire the assets of NPI-Omnipoint Wireless, LLC (“NPI”), which provides 1900 MHz GSM wireless service to other markets in northern Michigan. As a result of the exchange with Cingular, Dobson will report approximately 19,900 acquired subscribers in the first quarter ending March 31, 2004, representing MI RSA 5’s subscriber base. Dobson has for several years managed the Michigan property for Cingular. The exchange of properties is not expected to have a material impact on Dobson’s capital expenditure expectations for 2004.

(c) Dobson has appointed Mark S. Feighner and Robert A. Schriesheim to serve on Dobson’s board of directors. With their appointments, chairman emeritus and director Russell L. Dobson has retired from the board. Dobson’s board now consists of seven members, five of whom are independent directors.

Mr. Feighner is a well-known veteran of the wireless industry, having capped a 28-year career at GTE by serving as that company’s wireless president prior to its acquisition in 2000 by Bell Atlantic. Since that time, he has served as a venture partner and advisor for Austin Ventures, an early-stage investment and advisory firm to telecommunications companies. He is a past board member of CTIA, the primary trade group for the U.S. telecommunications industry, and a past board member of Z-Tel Communications, for whom he also served as chairman of the Audit Committee. Mr. Feighner earned a B.S. in Business and Marketing from Indiana University.

Mr. Schriesheim has since 2002 served as managing general partner and venture manager for ARCH Development Partners LLC, a technology seed-stage venture fund. His experience includes 17 years as strategist, senior financial officer and a private equity investor in the communications and information services industries, as well has having served on public communications company boards. Prior to ARCH Development, Mr. Schriesheim was executive vice president, corporate development, and chief financial officer for Global Telesystems, Inc., headquartered in London, England. Global Telesystems was a publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe and Russia, prior to its sale to KPNQwest in 2002. He currently sits on the boards of three ARCH Development portfolio companies and, until its sale in 2003, sat on the board of NCH NuWorld Marketing, a privately held international marketing information services company. Additionally, he previously was on the boards of both Global TeleSystems as well as its public subsidiary, Global Telecom. He earned an A.B. in Chemistry from Princeton University and an M.B.A. in Finance and Business Economics from the Graduate School of Business, University of Chicago.

Item 7. Financial Statements and Exhibits

          (c) Exhibits

The following exhibits are filed as a part of this report.

Exhibit No.	Description
99.1	Power Point presentation for February 18, 2004 investors’ conference.

99.2	Press release dated February 17, 2004, regarding completion of exchange transaction with Cingular Wireless.

Exhibit No.	Description
99.3	Press release dated February 17, 2004, regarding appointment of two new directors and retirement of one director.

99.4	Press release dated February 17, 2004, with results of operations and financial condition as of December 31, 2003.

Item 12. Results of Operation and Financial Condition.

     On February 17, 2004, Dobson reported operating income of $48.6 million for the fourth quarter ended December 31, 2003, an increase of 33 percent over operating income of $36.6 million for the same quarter last year. Dobson reported a net loss of $68.4 million for the period, compared with net income of $8.3 million for the fourth quarter of 2002. Dobson reported a net loss applicable to common shareholders of $70.3 million, or $0.53 per share, for the fourth quarter of 2003. The average of total shares outstanding for the fourth quarter of 2003 was approximately 133.7 million. For the fourth quarter of 2002, Dobson recorded net income applicable to common shareholders of $25.6 million, or $0.28 per share, based on approximately 90.1 million average shares outstanding. In accordance with GAAP, these totals reflect Dobson’s 100 percent ownership in American Cellular from August 19, 2003. Results for prior periods reflect Dobson’s 50 percent ownership of American Cellular, showing the subsidiary’s results as “Loss from investment in joint venture.” Dobson’s 2003 results include the operations of the Anchorage Metropolitan Service Area (MSA) and Alaska Rural Service Area (RSA) 2 from their date of acquisition on June 17, 2003, and not for the fourth quarter of 2002. Dobson acquired them in exchange for its Santa Cruz MSA and California RSA 4 properties. Dobson’s fourth quarter net loss applicable to common shareholders included:

•	A $24.2 million loss from the extinguishment of debt, related to the redemption in the fourth quarter of Dobson/Sygnet Communications Corporation notes and the termination of the Dobson/Sygnet credit facility, which was replaced by a new credit facility;

•	A $26.8 million loss related to the repurchase of preferred stock in the quarter;

•	$12.7 million in cash and non-cash dividends on mandatorily redeemable preferred stock; and

•	A $596,100 loss from discontinued operations, net of taxes, and a $12.7 million loss on disposal of discontinued operations, net of taxes, both related to the Company’s pending swap of its Maryland RSA 2 property for the Michigan RSA 5 property owned by Cingular Wireless. Beginning with the fourth quarter of 2003, the results of the Maryland RSA 2 property are listed as discontinued operations for the quarter and prior periods. Results of operations for Michigan RSA 5 will be included in Dobson’s operating results in the quarter when the swap transaction is completed, which the Company expects in the first quarter of 2004. And

•	$1.9 million in dividends on preferred stock, related to Dobson’s newly issued Series F convertible preferred stock.

     Discontinued Operations

     Operating results from discontinued operations for the full year 2003 include the results of the two California properties from January 1 until they were disposed June 17, 2003, and results for Maryland RSA 2 for the entire 12 month period. The total of $33.8 million in EBITDA includes approximately $18.0 million in EBITDA from the California properties and approximately $15.8 million from Maryland RSA 2.

     Fourth Quarter 2002 Results

     Dobson reported net income applicable to common shareholders of $25.6 million for the fourth quarter of 2002, which included $4.9 million in other expense, net of taxes, primarily related to the write-off of the remaining costs related to Dobson’s participation in FCC Auction 35; and $5.9 million in income from discontinued operations, relating to the California and Maryland properties mentioned above.

     Also included were $22.8 million in dividends on preferred stock and a $40.1 million gain that represented the excess of liquidation preference amount over the repurchase price of preferred stock in the fourth quarter last year.

     Revenue and EBITDA

     Dobson reported total revenue for the fourth quarter of 2003 of $250.3 million, of which $185.7 million, or 74.2 percent, was service revenue generated by Dobson’s subscribers. Roaming revenue in the fourth quarter was $56.1 million, or 22.4 percent of total revenue. As noted above, Dobson acquired 100 percent ownership in American Cellular in August 2003.

     Dobson reported $94.2 million in EBITDA for the fourth quarter of 2003, compared with $55.7 million for the fourth quarter of 2002.

     EBITDA was lower than expected in the fourth quarter of 2003. The Company attributed this decline to:

•	The decline in roaming revenue in Dobson’s total revenue mix, due to slower growth in roaming MOUs overall, particularly with AT&T Wireless (NYSE: AWE), which is Dobson’s largest roaming customer.

•	General and administrative expenses in the fourth quarter of 2003 were increased by approximately $4 million, which the Company related to higher bad debt expense, higher billing costs during the transition to a new billing system, the incremental costs of a transition services agreement with AT&T Wireless for Dobson’s new Alaska properties in October and November, and an increased property tax assessment in Kentucky, due to changes in the manner in which valuations are determined.

     Dobson’s two subsidiaries, Dobson Cellular Systems and American Cellular, reported a combined gain of only 3 percent in roaming MOUs for the fourth quarter, to a combined total of approximately 327 million MOUs, compared with a combined total of in the fourth quarter of 2002 of approximately 316 million MOUs.

     The subsidiaries’ combined roaming yield per MOU for the most recent quarter declined 32 percent to approximately $0.17, compared with $0.25 per minute for the same quarter last year.

     Under Dobson’s current roaming agreements with Cingular Wireless and AT&T Wireless, the roaming rates that Dobson receives have been reduced in 2002 and 2003, as have been the off-network roaming rates that Dobson pays to its roaming partners. The reduction in Dobson’s off-network roaming rates has enabled the Company to significantly reduce cash cost per user over the past two years.

     Dobson generated approximately 89,100 gross subscriber additions (postpaid) for the fourth quarter of 2003. Total net subscriber additions for the quarter were 14,400, reflecting postpaid customer churn of 1.9 percent.

     As previously announced, Dobson adjusted its subscriber base by a negative 4,900 subscribers at the end of the quarter, increasing its postpaid subscribers in Alaska by approximately 1,700, and reducing the number of prepaid subscribers by approximately 6,600. Dobson’s year-end 2003 total of 1,552,100 subscribers also reflected the removal of 36,300 subscribers in MD RSA 2 (discontinued) from the Company’s base.

     Results for Fiscal 2003

     For the year ended December 31, 2003, Dobson reported service revenue of $505.9 million, roaming revenue of $201.2 million, and total revenue of $735.8 million. Prior to August 19, 2003, Dobson was a 50-percent owner of American Cellular.

     For the year, the Company reported a net loss of approximately $24.0 million, and net income applicable to common shareholders of $151.0 million, or $1.38 per share on a fully diluted basis. Net income applicable to common shareholders included:

•	A $52.3 million loss from extinguishments of debt;

•	A $218.3 million gain on the repurchases of preferred stock before July 1, when the Company adopted SFAS 150, and a $26.8 million loss from redemption of preferred stock, related to stock redeemed after July 1;

•	$43.3 million in dividends on preferred stock, paid on mandatorily redeemable preferred stock before July 1 and paid on the Series F preferred stock since inception, and $30.6 million in dividends on mandatorily redeemable preferred stock, paid after July 1; and

•	$11.9 million in income from discontinued operations and a $14.8 million gain from disposal of discontinued operations, both net of taxes.

     For 2002, Dobson reported a net loss of $166.5 million and a net loss applicable to common shareholders of $190.6 million, or $2.10 per share.

Capital Expenditures and Balance Sheet

     Capital expenditures were approximately $45.4 million in the Dobson Cellular markets and $12.6 million in the American Cellular markets in the fourth quarter, bringing full-year capital expenditures to approximately $199.9 million for the two entities combined. Capital expenditures of $4.7 million in MD RSA 2 in 2003 are not included in these totals.

     As of January 31, 2004, Dobson had overlaid approximately 786 of its 1,727 total cell sites with GSM/GPRS/EDGE hardware, compared with approximately 625 at year-end 2003. Dobson is on schedule and budget to have overlaid all of its cell sites in the Continental United States with the new technology by the end of March 2004; to overlay its Alaska properties in the second quarter of 2004; and to upgrade its data service capabilities with EDGE software in the second quarter of 2004.

     Dobson ended the year with approximately $208 million in cash and cash equivalents, approximately $2.4 billion in total debt, and approximately $376 million in preferred stock obligations.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2004	Dobson Communications Corporation
(Registrant)

	By	/s/ RONALD L. RIPLEY

Ronald L. Ripley, Senior Vice President

Exhibit Index

Exhibit No.	Description
99.1	Power Point presentation for February 18, 2004 investors’ conference.

99.2	Press release dated February 17, 2004, regarding completion of exchange transaction with Cingular Wireless.

99.3	Press release dated February 17, 2004, regarding appointment of two new directors and retirement of one director.

99.4	Press release dated February 17, 2004, with results of operations and financial condition as of December 31, 2003.